Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 11, 2017, relating to the consolidated financial statements of Ooma, Inc. and its subsidiary appearing in the Annual Report on Form 10-K of Ooma, Inc. for the year ended January 31, 2017.

/s/ DELOITTE & TOUCHE LLP

San Jose, California

April 11, 2017